Exhibit 10.51

CORN STORAGE AGREEMENT

This Corn Storage Agreement (this “Agreement”) is dated and made effective as of September 1, 2011, by and among Lakefield Farmers Elevator, LLC, a Minnesota limited liability company (“Contractor”), Heron Lake BioEnergy, LLC, a Minnesota limited liability company (“Producer”), and Gavilon, LLC, a Delaware limited liability company (“Gavilon”) (each of Contractor, Producer and Gavilon is a “Party” and together they are collectively referred to as the “Parties”).

R E C I T A L S :

WHEREAS, Contractor is a wholly-owned subsidiary of Producer;

WHEREAS, Gavilon and Producer have entered into certain agreements, including (i) a “Corn Supply Agreement”, (ii) an “Ethanol and Distiller’s Grains Marketing Agreement” and (iii) a “Master Netting, Setoff, Credit and Security Agreement” (collectively, the “Ethanol Plant Agreements”), whereby Gavilon provides Producer with corn for use in Producer’s ethanol plant, and Producer then sells the bi-product consisting of ethanol, dry distiller’s grains and wet distiller’s grains to Gavilon, all in accordance with the terms of such agreements;

WHEREAS, as a condition to Gavilon providing corn to Producer under the terms of the Corn Supply Agreement, Contractor and Producer agreed to provide Gavilon with certain storage space and personnel necessary for the storage and delivery of corn, all as set forth in this Agreement; and

WHEREAS, Contractor and Producer each desire to store corn for Gavilon, and Gavilon desires to store corn in certain elevators or storage facilities owned by Contractor and Producer, all upon the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants, conditions and agreements contained herein, the Parties agree as follows:

1.             Elevator Facilities; Contractor and Producer Responsibilities.  Contractor owns and operates (i) a grain elevator located in Lakefield, Minnesota, which holds up to 1,872,000 bushels, and (ii) a grain elevator located in Wilder, Minnesota, which holds up to 920,000 bushels (“Contractor’s Elevators”).  Producer owns and operates a storage facility located in Heron Lake, Minnesota, which holds up to 550,000 bushels and is utilized for temporary grain storage prior to use at Producer’s ethanol plant (“Producer’s Elevator”) (each of the Contractor’s Elevators and Producer’s Elevator shall sometimes be referred to individually as an “Elevator” and collectively the “Elevators”).  As consideration for Gavilon entering into the Ethanol Plant Agreements with Producer, Contractor and Producer agree that the Elevators shall hereafter be used exclusively for the storing and handling of corn purchased by Gavilon (the “Grain”) for purposes of fulfilling Producer’s requirements for corn under the Corn Supply Agreement.  Contractor and Producer shall maintain their respective Elevators for Gavilon’s sole use for storage of the Grain, and the Grain shall not be co-mingled at the Elevators with any other corn or other grain or products unless Gavilon, Contractor and Producer first agree in writing that the Grain may be co-mingled.  Contractor and Producer each represent and warrant that their respective Elevators are in good working order and repair, and Contractor and Producer each hereby covenant and agree to maintain all personnel, utilities and equipment necessary to operate and maintain the Elevators in a manner which allows for the Grain to be (i) unloaded from trucks or railcars and placed in the Elevators during each Party’s normal business hours, (ii) stored in a manner acceptable to industry standards with minimal spoilage, (iii) with regard to Contractor, unloaded from the Elevators into trucks or railcars for purposes of delivery to Producer or other third parties when and as directed by Gavilon or pursuant to a Limited Sale, and (iv) with regard to Producer, unloaded from the Producer’s Elevator for use at the ethanol plant.

2.                                       Term.  The term of this Agreement shall be as of the date set forth above and shall continue until the later to occur of (i) the delivery of all Grain stored in the Elevators as directed by Gavilon and (ii) the termination of the Ethanol Plant Agreements.

3.                                       Rates and Charges; Demurrage.  As consideration for entering into this Agreement, Contractor and Producer each acknowledge that it shall receive a direct benefit from Producer’s use of the Grain at Producer’s ethanol plant.  Contractor and Producer each further acknowledge that Gavilon shall provide a discounted supply fee to Producer under the terms of the Ethanol Plant Agreements in exchange for Contractor and Producer providing the Elevators to Gavilon for storage of the Grain.  As a wholly-owned subsidiary of Producer, Contractor hereby acknowledges and agrees that it shall receive adequate consideration from Gavilon under the terms of the Ethanol Plant Agreements and Contractor shall not charge any additional consideration to Gavilon for Contractor’s services at, and Gavilon’s use of, the Contractor’s Elevators to store Grain as set forth in this Agreement.  Additionally, Producer hereby acknowledges and agrees that it shall receive adequate consideration from Gavilon under the terms of the Ethanol Plant Agreements and Producer shall not charge any additional consideration to Gavilon for Producer’s services at, and Gavilon’s use of, the Producer’s Elevator to store Grain as set forth in this Agreement.  Contractor shall be responsible for any demurrage charges incurred by Gavilon due to Contractor’s failure to timely unload or load Grain from (or into) trucks or rail cars in accordance with the contracts received from Gavilon and approved by Producer.

4.                                       Setoff.  Contractor agrees that it shall have no right of setoff against Gavilon with regard to any failure by Gavilon to perform its obligations under this Agreement or under the terms of the Ethanol Plant Agreements.  To the extent any setoff rights may be claimed against Gavilon arising under the terms of this Agreement, Contractor agrees that such setoff rights shall belong to Producer and shall be handled in accordance with the terms set forth in the Ethanol Plant Agreements.

5.                                       Services to Be Performed; Direction Given.

a.                                       Contractor shall receive, store and ship the Grain at and from the Contractor’s Elevators in accordance with the terms of any corn contracts entered into by Gavilon or Producer under the terms of the Corn Supply Agreement.  Contractor shall be responsible for selecting the area within the Contractor’s Elevators for storing the Grain and may, without notice, move the Grain between or within the Contractor’s Elevators, but shall not, without Gavilon’s prior consent, move the Grain to any other location.  Contractor shall at all times maintain functional scales at the Contractor’s Elevators and shall weigh all incoming and outgoing Grain within industry tolerances and maintain accurate records of the same.  Contractor’s scales shall be certified on an annual basis in accordance with the then-current NGFA Grain Trade Rules, whereupon Contractor shall provide the certification certificate to Gavilon.  In the event that either Contractor or Gavilon reasonably believes that Contractor’s scales are not working properly, either Party may request that such scales be tested and re-certified.  Gavilon shall have the right to inspect the Contractor’s Elevators and Contractor’s records at any time during normal business hours or, if outside of normal business hours, after giving written notice at least 24 hours in advance.  Contractor shall comply with all regulatory requirements mandated by federal, state or local municipalities for owning and operating the Contractor’s Elevators.  Contractor acknowledges that all Grain received at the Contractor’s Elevators under corn contracts arising under the Corn Supply Agreement shall be stored, shipped or otherwise disposed of in accordance with directions received from Gavilon, and Producer shall have no right or authority to direct Contractor with regard to the storage, shipment or other disposition of the Grain.  In the event that Contractor receives directions from Producer with regard to taking any actions (or not taking actions) related to the Grain, Contractor shall notify Gavilon of such directions and

Gavilon shall direct Contractor on how to proceed with the same.  In no event shall Contractor sell or ship or otherwise dispose of any Grain based upon directions received by Producer.

b.                                      Producer shall receive, store and ship the Grain at and from the Producer’s Elevator in accordance with the terms of any corn contracts entered into by Gavilon or Producer under the terms of the Corn Supply Agreement.  Producer shall be responsible for selecting the area within the Producer’s Elevator for storing the Grain, but shall not, without Gavilon’s prior consent, move the Grain to any other location except for Producer’s use of such Grain in the ordinary course of business to produce ethanol.  Producer shall at all times maintain functional scales at the Producer’s Elevator and shall weigh all incoming and outgoing Grain within industry tolerances and maintain accurate records of the same.  Producer’s scales shall be certified on an annual basis in accordance with the Trade Rules (as defined in Section 16), whereupon Producer shall provide the certification certificate to Gavilon.  In the event that either Producer or Gavilon reasonably believes that Producer’s scales are not working properly, either Party may request that such scales be tested and re-certified.  Gavilon shall have the right to inspect the Producer’s Elevator and Producer’s records at any time during normal business hours or, if outside of normal business hours, after giving written notice at least 24 hours in advance.  Producer shall comply with all regulatory requirements mandated by federal, state or local municipalities for owning and operating the Producer’s Elevator.  Unless otherwise agreed upon by Gavilon in accordance with the terms of the Corn Supply Agreement, Producer acknowledges that all Grain received at the Producer’s Elevator under corn contracts arising under the Corn Supply Agreement shall be stored, shipped or otherwise disposed of in accordance with directions received from Gavilon in accordance with the Corn Supply Agreement, and Producer shall have no right or authority to otherwise direct shipment or other disposition of the Grain.

6.                                       Grain.  Gavilon represents and warrants that Gavilon shall lawfully possess any Grain shipped to the Elevators at Gavilon’s direction and Gavilon has the right and authority to store the Grain with Contractor or Producer, as applicable.  Each of Contractor and Producer shall provide Gavilon with daily reports showing the amount of Grain received at, or removed from, the Elevators.  Additionally, Contractor and Producer, as applicable, each agrees to provide Gavilon with a calculation of the Grain remaining in the Elevators as of the last day of each month.  Additionally, each of Contractor and Producer shall work in good faith to true-up such amounts and account for the same on a monthly basis based upon measurements taken at the Elevators to determine the amount of Grain remaining at the end of each month.  In the event that there is a discrepancy between the estimated amount of Grain remaining in each Elevator at the end of each month based upon shipments of Grain received or shipped when compared with the estimated amount of Grain remaining at each Elevator based upon measurements taken at the Elevators, Contractor and Producer shall work in good faith to resolve such issues with Gavilon with the actual estimated measurements to be determinative unless otherwise agreed upon by the Parties.  Each of Contractor and Producer shall notify Gavilon immediately of any errors, problems or complaints relating to the Grain, including any matters related to Grain contracts (i.e., specification issues or delivery issues) or related to storage of the Grain (i.e., any damage or spoilage).

7.                                       Liability.

a.                                       Contractor and Producer shall each be liable for loss of or injury to the Grain while under its care, custody and control when caused by its failure to exercise such care in regard to the Grain as a reasonably careful man would exercise under like circumstances.  Except as otherwise set forth in the Corn Supply Agreement, Contractor and Producer shall not be liable for damages which could not have been avoided by the exercise of such care.

b.                                      Contractor and Producer shall each be liable for any loss or injury suffered by Gavilon due to Contractor’s or Producer’s breach of the terms of this Agreement.

c.                                       Contractor and Producer shall not be liable for any loss of profit or special, indirect or consequential damages of any kind.

d.                                      Contractor and Producer acknowledge that any risk of loss for the Grain as between Gavilon and Producer shall be as set forth in the Ethanol Plant Agreements, and at no time shall Contractor or Producer have title to the Grain while it is stored in the Elevators.

8.                                       Insurance.  Contractor shall provide policies and limits of insurance as set forth on Exhibit “A”.  The policies shall be with carriers who are “A” rated by Best’s Insurance Reports.  Contractor shall provide Gavilon with insurance certificates reflecting such coverage, which certificates shall provide that the carrier will not terminate or reduce the coverage without first giving Gavilon 30 days’ prior written notice.  Contractor shall provide Gavilon with the policies for inspection upon Gavilon’s request.  Producer shall provide policies and limits of insurance as set forth in the Ethanol Plant Agreements, and such insurance shall also cover the Grain stored in Producer’s Elevator.

9.                                       Independent Contractor.  Contractor and Producer shall each act as an independent contractor under this Agreement.  Each shall perform its obligations under this Agreement using its own employees or agents.  Each shall decide on the manner and means of accomplishing those obligations and shall direct, control and supervise its employees.  Each shall comply with all payroll tax, withholding, social security, unemployment and related employer obligations.  Neither Contractor nor Producer shall hold itself out as an agent of or joint venturer with Gavilon, and neither Contractor nor Producer shall have any authority to act on behalf of Gavilon except to the extent necessary to accomplish its obligations under this Agreement.

10.                                 Title; Subordination.  Contractor and Producer shall not permit any lien or other encumbrance to be placed against the Grain while it is in Contractor’s or Producer’s possession, as applicable.  Title to the Grain shall at all times remain in Gavilon, and at no time shall Contractor or Producer have any claim to title for the Grain.  Neither Contractor nor Producer shall have a general warehouseman’s lien on the Grain for any claims or unpaid charges arising under this Agreement or under the Ethanol Plant Agreements, and Contractor and Producer each hereby waive any and all rights to place a lien on the Grain arising from Contractor’s or Producer’s (as applicable) performance under the terms of this Agreement.  As a condition to entering into this Agreement, Contractor and Producer each acknowledge that any lender(s) it may have with regard to the Elevators or any equipment or operations related thereto, shall enter into a Lender’s Consent and Acknowledgement in the form attached hereto as Exhibit “B”.  Contractor hereby acknowledges and agrees that any fees or charges due to Contractor shall be paid by Producer, or received as a benefit from Producer based upon Contractor being a wholly-owned subsidiary of Producer, and Gavilon shall have no responsibility or liability for paying any such amounts to Contractor.

11.                                 Security Interests.  In the event that any mediation, arbitration or court proceeding shall determine that any Grain owned by Gavilon under the terms of the Corn Supply Agreement was instead owned by Producer, then Contractor and Producer each hereby acknowledge that Gavilon shall have a first priority lien in the Grain in accordance with the terms of the Ethanol Plant Agreements and Contractor and Producer shall follow the directions of Gavilon with regard to receiving, storing and shipping the Grain until such time as a court with proper jurisdiction determines (after all appeals are time barred or have otherwise been completed) to the contrary.

12.                                 Force Majeure.  No Party shall be liable to the other Parties for failure to perform its obligations under this Agreement if prevented from doing so because of an act of God, strikes, fire, flood, war, civil disturbance, interference by civil or military authority or other causes beyond the reasonable control of the Party.  Upon the occurrence of such an event the Party seeking to rely on this provision shall promptly give written notice to the other Parties of the nature and consequences of the cause.  If the cause is one which nevertheless requires Contractor or Producer to continue to protect the Grain, Contractor and Producer each agree that any expenditures made by Contractor or Producer to protect the Grain shall be paid by Producer as partial consideration for Gavilon entering into the Ethanol Plant Agreements.

13.           Indemnification.  Each Party (the “Indemnitor”) shall indemnify and hold the other Parties (the “Indemnitee) harmless from and against all liabilities, claims, suits, fines, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising out of injury to or death of any person or damage to or loss or destruction of any property (except for the Grain where liability is covered in Section 7 above) caused by or performance resulting from any parties’ default, improper performance or nonperformance of obligations hereunder by the Indemnitor, its employees or agents. The Indemnitee shall provide prompt notice of any claim or liability, shall tender defense or settlement to the Indemnitor, and shall fully cooperate in defense of the claim.  Should the Indemnitor fail to honor a timely request for indemnification, then the Indemnitee shall be entitled to all costs (including reasonable attorney’s fees) incurred in the enforcement of the right of indemnification hereunder, which enforcement results in a legal judgment in its favor or an acknowledgement by the Indemnitor that the claimed indemnification is valid in a settlement of such claim.

14.           Assignment.  Except as otherwise set forth in the Ethanol Plant Agreements as between Producer and Gavilon, no Party shall assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties.  It is further agreed that no such assignment of this Agreement shall be permitted unless the Ethanol Plant Agreements and all other agreements referenced therein are similarly assigned in accordance with their terms unless otherwise waived or approved in writing by the Parties.

15.           Default.  If Contractor or Producer shall fail to perform any of the covenants or obligations of performance and payment imposed upon it under and by virtue of this Agreement (except where such failure is excused under other provisions of this Agreement), Gavilon shall have the right to either (i) perform such obligations or make such necessary payments, in which case Contractor or Producer (as applicable) shall be responsible for immediately reimbursing Gavilion for its documented expenses, or (ii) give Contractor or Producer written notice, stating specifically the cause for which the notice of default is given and the time within which the default must be cured.  If Gavilon chooses to provide notice under provision (ii) of the prior sentence and Contactor or Producer fails to commence with diligence to remove and remedy the default, then Gavilon may either perform such obligations under provision (i) of the prior sentence or terminate this Agreement without any further obligation to Contractor or Producer.  Additionally, Contractor or Producer shall be deemed to be in default under the terms of this Agreement if either Contractor or Producer shall become insolvent or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors, or if either of such Parties shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title 11 of the United States Code, as amended or recodified from time to time, or under any state or federal law granting a relief to debtors.

In addition to the provisions of the previous paragraph, the occurrence and continuance of any event of default under the Ethanol Plant Agreements by Producer shall constitute an event of default under this Agreement for both Contractor and Producer.  Upon the occurrence of any event of default as set forth in this paragraph, Gavilon shall have the right to terminate this Agreement without any further obligation to Contractor or Producer under the terms of this Agreement, whereupon Contractor and Producer shall work in good faith with Gavilon to ship any Grain remaining at the Elevators as per directions received from Gavilon.

16.                                 Dispute Resolution.  Except where a different dispute resolution mechanism is specified herein, in the event a dispute arises in connection with the performance or non-performance of this Agreement which the Parties are unable to mutually resolve, the Parties shall submit such matter to arbitration in a neutral geographic location using the National Grain and Feed Association’s (“NGFA”) Trade Rules and Arbitration Rules Booklet, as amended March 5, 2010, and as otherwise amended or restated from time to time (the “Trade Rules”), provided such matter involves commercial aspects of the delivery of Grain and is accepted by the NGFA for resolution; otherwise the Parties shall have available whatever rights or remedies exist at law or equity. The arbitrator(s) shall have no power to award damages inconsistent with this Agreement.  All aspects of the arbitration shall be treated as confidential and judgment on the arbitrator’s award may be entered in any court having jurisdiction.  The expenses of the arbitrator(s) shall be shared equally by the Parties, and each Party shall bear its own legal costs, unless the arbitrators determine that legal costs shall be otherwise assessed.  Nothing contained in any indemnification provision hereunder shall be construed as having any bearing on the award of attorney’s fees under this Section.  The foregoing dispute-resolution process shall in no event be deemed to excuse either Party from continuing to fulfill its respective obligations under, or to prevent or impede either Party from exercising its rights or remedies set forth in, this Agreement.  By entering into this Agreement, each Party hereby waives its rights to trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Agreement or the Ethanol Plant Agreements.

17.                                 Notices.  Any notice to any Party to this Agreement by the other Parties shall be deemed to have been properly given if mailed to said Parties by certified mail return receipt requested to such other address or person as any Party may designate by notice to the other Parties hereunder.  A notice hereunder shall be deemed to have been given as of the date it was received.

If to Gavilon, at:

Gavilon, LLC

Eleven ConAgra Drive

Omaha, NE  68102-5011

Attn:       Legal Department

Phone:    (402) 889-4000

and if to Contractor, at:

Lakefield Farmers Elevator, LLC

102 South Main Street

Lakefield, MN  56150

Attn: Tyronne Bialas

Phone:  (507) 793-0077

and if to Producer, at:

Heron Lake BioEnergy, LLC

91246 390th Avenue

Heron Lake, MN  68301

Attn: Bob Ferguson

Phone: (507) 793-0077

18.                                 Modification.  Any amendment or modification to this Agreement shall be effective only if in writing and signed by each Party hereto.

19.                                 Entire Agreement.  The attached Exhibit is incorporated into and is made part of this Agreement.  This Agreement embodies the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings between them relating to the subject matter hereof.

20.           Governing Law; Venue. This Agreement will be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Nebraska without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state.  Subject to Section 16, all disputes arising out of this Agreement shall be resolved exclusively by state or federal courts located in Omaha, Nebraska, and each of the Parties waives any objection that it may have to the bringing of an action in any such court.

21.           Severability.  If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement or any other application of such term or provision shall not be affected thereby.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date and year first above written.

GAVILON, LLC

By	John W. Neppl
Its	CFO

LAKEFIELD FARMERS ELEVATOR, LLC

By	Robert J. Ferguson
Its	Manager

HERON LAKE BIOENERGY, LLC

By	Robert J. Ferguson
Its	CEO

Corn Storage Agreement

Signature Page

EXHIBIT “A”

INSURANCE

Workers’ Compensation with statutory limits as required by the State of Minnesota.  Employers liability with limits of $1 million per accident, $1 million disease - each employee and $1 million policy limits

Commercial Automobile Liability Insurance - $1 Million Combined Single Limit

Policy shall include coverage for liability resulting from the operation of all owned, non-owned and hired automobiles.

Such insurance shall be on an occurrence basis.

All Risk Property insurance coverage for the Grain in storage under the terms of this Agreement.  All Grain shall be insured for the full market value and property insurance coverage will include, but not be limited to, perils of wind, fire, lightning, flood, theft and infestation.

EXHIBIT “B”

LENDER’S CONSENT AND ACKNOWLEDGMENT

The undersigned (“Lender”) hereby acknowledges and agrees as follows:

1.             Lakefield Farmers Elevator, LLC and Heron Lake BioEnergy, LLC (each, a “Counterparty”) and Gavilon, LLC (“Gavilon”) have entered into a certain Corn Storage Agreement, dated September         , 2011 (“Storage Agreement”), pursuant to which each Counterparty shall receive, store and ship Grain for Gavilon in accordance with terms set forth therein.

2.             Lender has been provided with a copy of the Storage Agreement.

3.             Lender hereby consents to Counterparty’s execution and full performance of the Storage Agreement.

4.             Lender acknowledges that any right, title and interest that it may hold in Counterparty’s real estate, fixtures, equipment, inventory, receivables or other forms of collateral shall not include any Grain stored by Gavilon in the Elevators (as defined in the Storage Agreement), and any security interest Lender may have in the collateral of Counterparty shall be subject and subordinate to Gavilon’s rights, and Counterparty’s obligations, under the Storage Agreement.

LENDER

By:
Its:
Date: